Exhibit 99

News Release

Contacts:	Layne Christensen Company Jerry W. Fanska Sr. Vice President Finance 913-677-6858 www.laynechristensen.com
WEDNESDAY, MAY 31, 2006
LAYNE CHRISTENSEN REPORTS FIRST QUARTER FISCAL 2007 EARNINGS
•	Revenues and earnings set quarterly records, with revenues up 62.1% to $156.7 million and earnings per share up 42.9% to $0.30 per share, compared to prior year.
•	Revenues and earnings from the newly formed water and wastewater infrastructure division increased 83.3% and 44.5%, respectively, from the prior year driven mainly by the Reynolds acquisition.
•	Mineral exploration division earnings up 20.8% from the prior year.
•	Energy division revenues up 184.8% to $5.1 million for the quarter with a profitability improvement of $2.0 million.

Financial Data	Three Months
			%
(in 000's, except per share data)	4/30/06	4/30/05	Change
Revenues
—Water and wastewater infrastructure	$116,695	$63,667	83.3%
—Mineral exploration	33,628	30,559	10.0
—Energy	5,064	1,778	184.8
—Other	1,330	654	103.4

Total revenues	$156,717	$96,658	62.1

Gross profit	39,680	25,578	55.1
Net income	4,642	2,753	68.6
Dilutive EPS	0.30	0.21	42.9

“By all accounts, a very strong first quarter. We continue to benefit from our positioning in the water, minerals and energy markets. I am also very encouraged to emerge from the fourth — first quarters, typically our most difficult due to weather delays and mining shutdowns, in such good shape. The commodity side of our Company continues to contribute heavily to overall earnings and growth. While our newly created water and wastewater infrastructure business formed with the acquisition of Reynolds produced solid results.
“In the near term, we expect our markets to remain in an uptrend. Increased tax collections will spur additional municipal water and wastewater infrastructure spending domestically, while gold and base metals prices support healthy exploration expenditures. In addition, Layne Energy continues in a very strong growth phase. Total gross gas production increased 133% year-over-year, coupled with average gas pricing up 20%. In total, fiscal 2007 is on track to be another record year in both revenues and earnings for Layne Christensen.” —
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, Wednesday, May 31, 2006 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the first quarter ended April 30, 2006 of $4,642,000, or $0.30 per diluted share, compared to net income of $2,753,000, or $0.21 per diluted share last year.
Revenues for the three months ended April 30, 2006 increased $60,059,000, or 62.1%, to $156,717,000 compared to $96,658,000 for the same period last year. Revenues were up across all divisions with the main increases in the mineral exploration and water and wastewater infrastructure divisions including the impact of the acquisition of Reynolds, Inc. (“Reynolds”) that closed on September 28, 2005. A further discussion of results of operations by division is presented below.
Gross profit as a percentage of revenues was 25.3% for the three months ended April 30, 2006 compared to 26.5% for the three months ended April 30, 2005. The decrease in gross profit percentage was primarily the result of reduced margins in the water and wastewater infrastructure division arising from a change in product mix with the acquisition of Reynolds. The impact of this product mix shift was partially offset by improved margins in the mineral exploration division due to improved pricing and efficiency and the energy division due to the increased sales of unconventional gas as a result of increased production and pricing.
Selling, general and administrative expenses increased 32.4% to $22,364,000 for the three months ended April 30, 2006 compared to $16,890,000 for the three months ended April 30, 2005. The increase was primarily the result of $3,627,000 in expenses added from the acquisition of Reynolds and from various other categories including an increase in compensation expense of $454,000 associated with stock options under SFAS 123R “Shared-Based Payments,” additional incentive compensation expense of $399,000 from increased profitability in the quarter and wage and benefit increases of $513,000.
Equity in earnings of affiliates decreased $754,000 to $365,000 for the three months ended April 30, 2006 from $1,119,000 in the prior year. The decrease reflects reduced earnings of $427,000 from foreign affiliates in mineral exploration and income in the prior year of $327,000 from a non-recurring domestic joint venture in the water and wastewater infrastructure division.
Depreciation, depletion and amortization increased to $7,066,000 for the three months ended April 30, 2006 compared to $4,013,000 for the same period last year. The increase was primarily the result of depreciation and amortization of $1,922,000 associated with the Reynolds acquisition and increased depletion expense of $707,000 resulting from the increase in production of unconventional gas from the Company’s energy operations.
Interest expense increased to $2,131,000 for the three months ended April 30, 2006 compared to $970,000 for the three months ended April 30, 2005. The increase was primarily a result of increases in the Company’s average borrowings for the period in conjunction with the financing of the Reynolds acquisition.
Income tax expense of $4,116,000 (an effective rate of 47.0%) was recorded for the three months ended April 30, 2006, compared to $2,567,000 (an effective rate of 48.0%) for the same period last year. The improvement in the effective rate is primarily attributable to improved mix of pre-tax earnings, especially in international operations. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water and Wastewater Infrastructure Division
(in thousands)

	Three months ended
	April 30,
	2006	2005
Revenues	$116,695	$63,667
Income from continuing operations before income taxes	7,983	5,526
At the beginning of the first quarter the Company established the water and wastewater infrastructure division. The division is a combination of the Company’s legacy water businesses, its geoconstruction division and the Reynolds company.
Water and wastewater infrastructure revenues increased 83.3% to $116,695,000 for the three months ended April 30, 2006 from $63,667,000 for the three months ended April 30, 2005. The increase in revenues was primarily attributable to additional revenues of $46,944,000 from the Company’s acquisition of Reynolds and additional revenues of $2,985,000 from the Company’s continued expansion into water treatment markets.
Income from continuing operations for the water and wastewater infrastructure division increased 44.5% to $7,983,000 for the three months ended April 30, 2006, compared to $5,526,000 for the three months ended April 30, 2005. The increase in income from continuing operations is primarily attributable to income of $2,147,000 from the acquisition of Reynolds and an increase in earnings of the Company’s water treatment initiatives to $1,130,000 from $852,000 in the prior year.

Mineral Exploration Division
(in thousands)

	Three months ended
	April 30,
	2006	2005
Revenues	$33,628	$30,559
Income from continuing operations before income taxes	4,985	4,128
Mineral exploration revenues increased 10.0% to $33,628,000 for the three months ended April 30, 2006 from $30,559,000 for the three months ended April 30, 2005. The increase was primarily attributable to continued strength in most of the Company’s markets due to relatively high gold and base metal prices.
Income from continuing operations for the mineral exploration division was up 20.8% to $4,985,000 for the three months ended April 30, 2006, compared to $4,128,000 for the three months ended April 30, 2005. The improved earnings in the division were primarily attributable to the impact of increased exploration activity in most of the Company’s markets partially offset by a decrease of $427,000 in equity earnings of affiliates caused by weather related delays in Latin America and an increase in accrued incentive compensation expense of $286,000 due to higher profitability in the current year.
Energy Division
(in thousands)

	Three months ended
	April 30,
	2006	2005
Revenues	$5,064	$1,778
Income from continuing operations before income taxes	2,057	68
Energy revenues increased 184.8% to $5,064,000 for the three months ended April 30, 2006, compared to revenues of $1,778,000 for the three months ended April 30, 2005. The increase in revenues was primarily attributable to increased production from the Company’s unconventional gas properties and higher natural gas prices.
The income from continuing operations for the energy division was $2,057,000 for the three months ended April 30, 2006, compared to income from continuing operations of $68,000 for the three months ended April 30, 2005. The increase in income from continuing operations is due to the increase in production noted above.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $4,441,000 and $3,418,000 for the three months ended April 30, 2006 and 2005, respectively. The increase for the quarter was primarily due to the recognition of compensation expense under SFAS No. 123R (revised December 2004), “Share Based Payments” of $454,000 and an increase in consulting services of $244,000.
Summary of Operating Segment Reconciliation Data

	Three Months Ended
	April 30,
(in thousands)	2006	2005
Revenues
Water and wastewater infrastructure	$116,695	$63,667
Mineral exploration	33,628	30,559
Energy	5,064	1,778
Other	1,330	654

Total revenues	$156,717	$96,658

Income (loss) from continuing operations before income taxes
Water and wastewater infrastructure	$7,983	$5,526
Mineral exploration	4,985	4,128
Energy	2,057	68
Other	305	10
Unallocated corporate expenses	(4,441)	(3,418)
Interest	(2,131)	(970)

Total income from continuing operations before income taxes	$8,758	$5,344

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months
	Ended April 30,
	(unaudited)
	2006	2005
Revenues	$156,717	$96,658
Cost of revenues (exclusive of depreciation shown below)	117,037	71,080

Gross profit	39,680	25,578
Selling, general and administrative expenses	22,364	16,890
Depreciation, depletion and amortization	7,066	4,013
Other income (expense):
Equity in earnings of affiliates	365	1,119
Interest	(2,131)	(970)
Other income, net	274	520

Income from continuing operations before income taxes and minority interest	8,758	5,344
Income tax expense	4,116	2,576
Minority interest	—	(23)

Net income from continuing operations before discontinued operations	4,642	2,754
Gain (loss) from discontinued operations, net of income tax (expense) of ($3) and ($2) for the three months ended April 30, 2005	—	(1)

Net income	$4,642	$2,753

Basic income (loss) per share:
Net income from continuing operations	$0.30	$0.22
Loss from discontinued operations, net of income taxes	—	—

Net income per share	$0.30	$0.22

Diluted income (loss) per share:
Net income from continuing operations	$0.30	$0.21
Loss from discontinued operations, net of income taxes	—	—

Net income per share	$0.30	$0.21

Weighted average shares outstanding	15,233,000	12,595,000
Dilutive stock options	222,000	405,000

	15,455,000	13,000,000

	As of
	April 30,	January 31,
	2006	2006
Balance Sheet Data:
Working capital, excluding debt	$76,987	$69,996
Total assets	460,968	449,335
Total debt	141,200	128,900
Total stockholders’ equity	177,186	171,626
Common shares issued and outstanding	15,259,016	15,233,472

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